Exhibit 99.2

GLOBAL LIGHTS ACQUISITION CORP
COMPENSATION COMMITTEE CHARTER

(Adopted by the Board of Directors of Global Lights Acquisition Corp (the “Company”), a Cayman Islands company, on September [●], 2023, effective upon the effectiveness of the Company’s registration statements on Form S-1 relating to the Company’s initial public offering)

I.              PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company shall be to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, and to perform such further functions as may be consistent with this Charter or assigned by applicable law, the Company’s memorandum and articles of association or the Board.

II.            COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the Nasdaq Stock Market (“Nasdaq”), and any additional requirements that the Board deems appropriate. Composition of the Committee shall also comply with any other applicable laws and regulations.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by the Board. No member of the Committee shall be removed except by the Board.

III.          MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less than twice annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary, provided, that the chief executive officer of the Company (the “Chief Executive Officer”) may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.          DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.            Executive Compensation

The Committee shall have the following duties and responsibilities with respect to the Company’s executive compensation plans:

(a)            To review at least annually the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b)            To review at least annually the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans.

(c)            To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider factors as it determines relevant, which may include, for example the Company’s performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer in past years. The Committee may discuss the Chief Executive Officer’s compensation with the Board if it chooses to do so.

(d)            To evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s compensation plans, and either as a Committee or together with the other independent directors (as directed by the Board) determine and approve the compensation of such other executive officers. To the extent that long-term incentive compensation is a component of such executive officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.

(e)            To evaluate annually the appropriate level of compensation for Board and Committee service by non-employee directors.

(f)             To review and approve any severance or termination arrangements to be made with any executive officer of the Company.

(g)            To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any executive compensation plan.

(h)            To review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board.

(i)             To review compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.

(j)             To perform such other functions as assigned by law, the Company’s memorandum and articles of association or the Board.

B.            General Compensation and Employee Benefit Plans

The Committee shall have the following duties and responsibilities with respect to the Company’s general compensation and employee benefit plans, including incentive-compensation and equity-based plans:

(a)            To review at least annually the goals and objectives of the Company’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b)            To review at least annually the Company’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the Board amend these plans if the Committee deems it appropriate.

(c)            To review all equity-compensation plans to be submitted for shareholder approval under the Nasdaq listing standards, and to review and, in the Committee’s sole discretion, approve all equity-compensation plans that are exempt from such shareholder approval requirement.

(d)            To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

V.            ROLE OF CHIEF EXECUTIVE OFFICER

The Chief Executive Officer may make, and the Committee may consider, recommendations to the Committee regarding the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers other than the Chief Executive Officer and the Company’s director compensation arrangements.

VI.           EVALUATION OF THE COMMITTEE

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate to the Board for its consideration. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

VII.          INVESTIGATIONS AND STUDIES; OUTSIDE ADVISORS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Committee, the expense of which shall be borne by the Company. The Committee may select a compensation consultant, legal counsel or other advisor to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following:

(a)	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

(b)	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

(c)	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest:

(d)	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee;

(e)	Any stock of the Company owned by the compensation consultant, legal counsel or other advisor; and

(f)	Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other advisor that provides advice to the Committee, other than: (1) in-house legal counsel; and (2) any compensation consultant, legal counsel or other advisor whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.

Nothing herein requires a compensation consultant, legal counsel or other compensation advisor to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other compensation advisor. The Committee may select or receive advice from any compensation consultant, legal counsel or other compensation advisor it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other advisor to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

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